EXHIBIT 5

[Osler, Hoskin & Harcourt LLP Letterhead]

February 26, 2003

Fording Canadian Coal Trust
Suite 1000
205 – 9th Avenue S.E.
Calgary, Alberta T2G 0R4

Dear Sirs/Mesdames:

Fording Canadian Coal Trust – Registration Statement on Form S-8

We are acting as counsel to Fording Inc. (“Fording”) and its affiliates in connection with the reorganization of Fording into a wholly-owned publicly traded income trust undertaken by way of a Plan of Arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act. The Arrangement involves Fording, its shareholders and optionholders, a wholly-owned subsidiary of Fording, Fording Coal Limited, Teck Cominco Limited, Teck BullMoose Coal Inc., Quintette Coal Partnership, Westshore Terminals Income Trust, Luscar Ltd., CONSOL of Canada Inc., Ontario Teachers’ Pension Plan, Sherritt International Corporation, Sherritt Coal Partnership II and the Fording Canadian Coal Trust (the “Trust”).

We refer to the filing by the Trust of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the registration of an aggregate of 21,764 units of the Trust issuable in the United States upon the exercise of certain exchange options (the “Exchange Options”) issued as part of the Arrangement (the “Units”). The terms of the Exchange Options and Units are set forth in the Plan of Arrangement and the Declaration of Trust dated February 26, 2003 (the “Declaration of Trust”) pursuant to which the Units are created.

A.	Documentation

As counsel to Fording, we have participated in the preparation of:

(a)	the Notice of Petition and Information Circular of Fording (the “Information Circular”) dated November 20, 2002 as supplemented and amended by the Supplements to the Information Circular dated December 8, 2002, December 30, 2002 (the “Second Supplement”) and January 27, 2003 (the “Third Supplement”); and

(b)	the Plan of Arrangement, as amended, which is appended to the Third Supplement.

B.	Scope of Examination

In connection with the opinions expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary.

C.	Assumptions and Reliances

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

D.	Jurisdiction

We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable therein.

E.	Opinions

On the basis of the foregoing, we are of the opinion that:

1.	The Exchange Options have been duly authorized and issued pursuant to the Arrangement.

2.	The Units to be issued pursuant to the Exchange Options have been duly authorized and when paid for in accordance with their terms, will be duly issued as fully paid and non-assessable Units.

We hereby consent to your filing a copy of this Opinion as an exhibit to the Registration Statement and to the references to Osler, Hoskin & Harcourt LLP included in, or made part of, the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP